                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Physician Reliance Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        PHYSICIAN RELIANCE NETWORK, INC.
                          TWO LINCOLN CENTRE, SUITE 900
                                5420 LBJ FREEWAY
                               DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1998

         As a shareholder of Physician Reliance Network, Inc. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas, on May 12, 1998, at 9:00 a.m., local time, for the following purposes:

         1. To elect nine directors for a one-year term and until their successors are duly elected and qualified;

         2.   To consider and vote upon an amendment to the Company's 1993
              Stock Option Plan to increase the number of shares of Common Stock reserved and authorized for issuance pursuant to the plan; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 25, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE ANNUAL MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a shareholder at any time prior to its use as specified in the enclosed proxy statement.



                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            GEORGE P. MCGINN, JR.
                                            SECRETARY
Dallas, Texas
April 13, 1998

                        PHYSICIAN RELIANCE NETWORK, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1998

To Our Shareholders:

         This Proxy Statement is furnished to shareholders of Physician Reliance Network, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournment or adjournments thereof. The record of shareholders entitled to vote at the Annual Meeting was taken at the close of business on March 25, 1998 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is April 13, 1998.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         As of April 6, 1998, there were 50,827,795 shares of common stock, no par value per share (the "Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on the matters to be voted on at the Annual Meeting. The following table sets forth, as of the date hereof, the beneficial ownership of (i) each director nominee (including the current directors); (ii) each of the executive officers named in the Summary Compensation Table on page 6 hereof (the "Named Executive Officers"); (iii) the current directors and executive officers as a group; and
(iv) each shareholder known by management to beneficially own in excess of 5% of the outstanding shares of Common Stock. Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Shares of Common Stock subject to options held by directors and executive officers that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the following table has sole voting and investment power.

----------------------------------------------------------------------------------
Name of                                         Amount and Nature of   Percent of
Beneficial Owner                                Beneficial Ownership     Class
----------------------------------------------------------------------------------
John T. Casey(1)(2)                                   10,000               *
Merrick H. Reese, M.D.(1)(2)                       1,083,960(3)           2.1
Joseph S. Bailes, M.D.(1)(2)                         225,502(4)            *
Michael N. Murdock(1)                                 30,000(5)            *
George P. McGinn, Jr.(1)                             115,500(6)            *
Pam J. Burgess(1)(7)                                      --               *
Nancy G. Brinker(2)                                   52,424(8)            *
Robert W. Daly(2)                                     42,370(9)            *
Boone Powell, Jr.(2)                                  54,192(10)           *
J. Taylor Crandall(11)(12)                         2,802,500(13)          5.5
Terrence J. Mulligan(11)                                  --               *
Burton S. Schwartz, M.D.(11)                           9,274               *
FW Investors(12)                                   3,296,000(14)          6.5
Kaufmann Fund, Inc.(15)                            3,731,800(16)          7.3
Texas Oncology, P.A.(17)                           9,446,845(18)         18.6
Current directors and executive
  officers as a group (9 persons)                 11,044,793(19)         21.5

-----------------------------------
 *       Less than one percent.
(1)      Named Executive Officer
(2)      Current director and nominated for re-election at the Annual Meeting
(3) Includes 110,000 shares subject to options granted by the Company. Does not include shares beneficially owned by Texas Oncology, P.A. ("TOPA"), for which Dr. Reese serves as president and a director. See Note 18.
(4) Includes 84,238 shares subject to options granted by the Company and 10,000 shares subject to options granted by TOPA. See Note 18.
(5) Shares subject to options granted by the Company. (6) Includes 95,000 shares subject to options granted by the Company.
(7) Ms. Burgess resigned as Executive Vice President and Chief Operating Officer of the Company in October 1997. See "Executive Compensation -- Severance Agreement."
(8)      Includes 43,424 shares subject to options granted by the Company.
(9) Includes 40,776 shares subject to options granted by the Company and 1,594 shares representing Mr. Daly's pro rata ownership of a partnership.
(10) Includes 34,192 shares subject to options granted by the Company. Does not include 2,548,568 shares beneficially owned by Baylor University Medical Center ("BUMC"), for which Mr. Powell serves as president and chief executive officer, as to which Mr. Powell disclaims beneficial ownership.
(11)     Nominated for election as a director at the Annual Meeting.
(12)     Address: 201 Main Street, Fort Worth, TX 76102.
(13) All shares are beneficially owned by FW Physicians Investors, L.P., an investment limited partnership ("FW Physicians"). Mr. Crandall serves as the president of Group 31, Inc. ("Group 31"), the general partner of FW Physicians. See Note 14.
(14) Includes 2,802,500 shares beneficially owned by FW Physicians and 493,500 shares beneficially owned by Keystone, Inc., an investment company ("Keystone"). Based upon information set forth in a Schedule 13D filed on May 5, 1997 with the SEC by FW Physicians, Group 31, Mr. Crandall, Keystone, and Robert M. Bass, who serves as president of Keystone (collectively referred to herein as the "FW Investors"). Mr. Crandall serves as vice president and chief financial officer of Keystone. See Note 13.
(15)     Address: 140 East 45th Street, 43rd Floor, New York, NY 10017.
(16) Based solely upon information set forth in Amendment No. 1 to Schedule 13G filed on January 29, 1998 with the SEC by The Kaufmann Fund, Inc., a mutual fund.
(17)     Address: Two Lincoln Centre, Suite 900, 5420 LBJ Freeway, Dallas, TX
         75240.
(18) Does not include 3,126,164 shares beneficially owned by persons currently and formerly employed by TOPA, which shares TOPA has options to purchase upon the occurrence of certain events, including termination of employment. These options expire with respect to 1,103,562 of such shares in 1998; 866,750 of such shares in 1999; and the balance of such shares in 2000. Includes 2,396,986 shares subject to options granted by TOPA to certain persons, including Dr. Bailes. See Note 4.
(19) Includes 437,630 shares subject to options granted by the Company and shares beneficially owned by TOPA. See Note 18. Does not include shares beneficially owned by BUMC.

PROPOSAL ONE - ELECTION OF DIRECTORS

         Nine directors are to be elected at the Annual Meeting for a term of one year and until their successors are duly elected and qualified. Election of directors requires a majority of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named below unless a contrary choice is indicated.

         In April 1998, the Board of Directors determined to increase the size of the Board of Directors from six to nine directors effective as of the date of the Annual Meeting. Messrs. Casey, Daly, and Powell, Drs. Reese and Bailes, and Ms. Brinker are presently directors of the Company. Messrs. Crandall and Mulligan and Dr. Schwartz have been nominated by the Board of Directors for election by the shareholders to fill the vacancies created by the increase in the size of the Board of Directors. Management believes that all the nominees will be available and able to serve as directors. If for any reason any of the director nominees named below should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. Certain information as of the date hereof with respect to each nominee for election as director is set forth below.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES SET FORTH HEREIN.

--------------------------------------------------------------------------------

John T. Casey                    Director since 1997                     Age 52

Mr. Casey has been Chairman of the Board and Chief Executive Officer of the Company since October 1997. Mr. Casey has been active in health care leadership roles for over 25 years. Mr. Casey served as president and chief operating officer of American Medical International ("AMI") from 1991 until 1995, when that company was acquired by Tenet Healthcare Corporation. Prior to 1991, Mr. Casey served as chief executive officer of several large regional healthcare systems, including Samaritan Health Services in Phoenix, Arizona; Methodist Health Systems in Memphis, Tennessee; and Presbyterian/St. Luke' s Medical Center in Denver, Colorado. From 1995 until joining the Company, Mr. Casey was chairman and chief executive officer of InteCare LLC, an entrepreneurial venture. Mr. Casey currently serves as a director of MedQuist Inc. ("MedQuist") and Unison Healthcare Corporation.

--------------------------------------------------------------------------------


Merrick H. Reese, M.D.           Director since 1993                     Age 60

Dr. Reese has been a Director of the Company since its formation in June 1993 and Vice Chairman of the Company since October 1997. Dr. Reese served as Chairman of the Board, President, and Chief Executive Officer of the Company from its formation until October 1997. Dr. Reese has been president and a director of TOPA, a physician professional association and an affiliate of the Company, since 1983. See "Certain Transactions -- TOPA Transactions." Dr. Reese received his medical degree from The University of Texas Southwestern Medical School at Dallas in 1963 and is a board certified medical oncologist.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Joseph S. Bailes, M.D.           Director since 1993                     Age 41

Dr. Bailes has been a Director, Executive Vice President, and National Medical Director of the Company since its formation in June 1993. Since 1986, Dr. Bailes has been employed as a medical oncologist by TOPA. See "Certain Transactions -- TOPA Transactions." Dr. Bailes received his medical degree from The University of Texas Southwestern Medical School at Dallas in 1981 and is a board certified medical oncologist. Dr. Bailes is a director of ILEX Oncology, Inc.

--------------------------------------------------------------------------------

Nancy G. Brinker                 Director since 1994                     Age 51

Ms. Brinker has been a Director of the Company since September 1994. Since February 1995, Ms. Brinker has been chief executive officer of In Your Corner, Inc., a provider of health and wellness products and services. Ms. Brinker is the founder of the Susan G. Komen Breast Cancer Foundation, one of the leading sponsors of breast cancer research and awareness programs in the nation. Ms. Brinker served as an independent pharmaceutical consultant from 1992 to 1994.

--------------------------------------------------------------------------------

Robert W. Daly                   Director since 1993                     Age 46

Mr. Daly has been a Director of the Company since October 1993. Mr. Daly has been a managing director of Medical Equity, LLC, a health care venture capital firm, since December 1997. Mr. Daly served as a managing director of TA Associates, a venture capital firm, from January 1994 until October 1997. Mr. Daly was a general partner of TA Associates from July 1984 to December 1993.
--------------------------------------------------------------------------------

Boone Powell, Jr.                Director since 1994                     Age 61

Mr. Powell has been a Director of the Company since September 1994. Mr. Powell has been the president and chief executive officer of Baylor Health Care System and BUMC since 1980. See "Certain Transactions -- BUMC Lease." Mr. Powell serves as an active member of Voluntary Hospitals of America. He is a director of Abbott Laboratories and Comerica Bank - Texas and is a fellow of the American College of Health Care Executives.

--------------------------------------------------------------------------------

J. Taylor Crandall               Director Nominee                        Age 44

Mr. Crandall has been vice president and chief financial officer of Keystone, an investment company, since October 1986. Mr. Crandall is a director of a number of business organizations, including Signature Resorts, Inc., Washington Mutual, Inc., Integrated Orthopaedics, Inc., Specialty Foods, Inc., Bell & Howell Operating Company, and Quaker State Corporation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Terrence J. Mulligan             Director Nominee                        Age 52

Mr. Mulligan served in various capacities for Baxter International, Inc., a manufacturer and marketer of health care products and services, from 1971 until his retirement in 1996, including as group vice president - health systems from 1994 to 1996, group vice president - multi-hospital systems from 1993 to 1994, and senior vice president - corporate sales and marketing from 1988 to 1993. Mr. Mulligan is a director of MedQuist.

--------------------------------------------------------------------------------

Burton S. Schwartz, M.D.         Director Nominee                        Age 56

Dr. Schwartz has served as the president and medical director of Minnesota Oncology Hematology, P.A., a medical oncology practice and affiliated physician group of the Company ("Minnesota Oncology"), since February 1995. See "Certain Transactions -- Minnesota Oncology Transactions." Dr. Schwartz served as president and medical director of Oncologic Consultants, P.A., a medical oncology practice, from April 1992 until February 1995. Dr. Schwartz received his medical degree from Meharry Medical College in 1968 and is a board certified medical oncologist.

--------------------------------------------------------------------------------

         The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. Certain directors also devote their time and attention to the Board's principal standing committees. The Board of Directors does not have a standing nominating committee. The standing committees, their primary functions, and their memberships are as follows:

         Audit Committee -- This committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Messrs. Daly and Powell.

         Compensation Committee -- This committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering the Company's 1993 Stock Option Plan (the "Employee Option Plan") and 401(k) plan. Members of the Compensation Committee are Ms. Brinker and Messrs. Daly and Powell.

         Mr. Powell was elected as a director of the Company in September 1994 pursuant to an agreement between BUMC and the Company. Under such agreement, the Company is required to use its best efforts to cause Mr. Powell to be recommended to the shareholders for election to the Board of Directors until July 31, 1999, provided BUMC and its affiliates own at least 50% of the shares of Common Stock initially issued to BUMC in 1994 (at least 1,529,284 shares of Common Stock). During such period, TOPA has agreed to vote its shares in favor of Mr. Powell in an election of directors.

         The Board of Directors held seven meetings during the year ended December 31, 1997. The Compensation Committee and the Audit Committee held one and two meetings, respectively, during 1997. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and each of the other Named Executive Officers of the Company. The Company has employment agreements with certain of its executive officers. See "-- Employment Agreements."

                                              Annual Compensation        Long-Term Compensation
                                           ------------------------- -------------------------------
Name and Principal Position        Year      Salary($)    Bonus($)    Securities Underlying Options(#)    All Other Compensation($)
----------------------------     --------    ---------   ----------  --------------------------------    ---------------------------
John T. Casey,                     1997(1)     67,308     50,000(2)             700,000                         1,615(3)
  Chief Executive Officer

Merrick H. Reese, M.D.,            1997       275,000        --                 100,000                          --
  Vice Chairman(4)                 1996       275,000     68,750                  --                             --
                                   1995       258,333        --                 160,000                          --

Joseph S. Bailes, M.D.,            1997       225,000        --                 160,000                          --
  Executive Vice President and     1996       224,900     25,000                  --                             --
  National Medical Director        1995       220,000    125,000                 80,000                          --

George P. McGinn, Jr.,             1997       205,000        --                 130,000                        4,750(3)
  Executive Vice President,        1996       203,973     29,166                120,000(5)                     4,750
  General Counsel, and Secretary   1995(6)    159,998        --                 120,000                       15,000


Michael N. Murdock,                1997(7)    139,432        --                 250,000                        4,750(3)
  Executive Vice President and
  Chief Financial Officer

Pam J. Burgess,                    1997       205,789        --                  50,000                        4,750(3)
  Executive Vice President and     1996       164,905     15,000                 70,000(5)                     4,750
  Chief Operating Officer(8)


------------------------
(1) Mr. Casey commenced employment with the Company in October 1997.
(2) Paid by the Company upon commencement of employment.
(3) Contribution by the Company under the profit sharing plan.
(4) Dr. Reese served as President and Chief Executive Officer of the Company until October 1997.
(5) Reflects the number of shares subject to options granted in 1995 and repriced in November 1996.
(6) Mr. McGinn commenced employment with the Company in May 1995.
(7) Mr. Murdock commenced employment with the Company in June 1997.
(8) Ms. Burgess resigned as Executive Vice President and Chief Operating Officer in October 1997. See "-- Severance Agreement."

OPTION GRANTS TABLE

     The following table provides information as to options granted to the Named Executive Officers by the Company during 1997. No separate stock appreciation rights ("SARs") have ever been granted by the Company.



                                                                                              Potential Realizable Value at
                             Number of                                                        Assumed Annual Rates of Stock
                             Securities      Percent of Total                                    Price Appreciation for
                             Underlying      Options Granted    Exercise of                          Option Term($)
                              Options        to Employees in       Base       Expiration     -------------------------------
        Name                 Granted(#)            1997         Price($/Sh)      Date               5%            10%
----------------------   ----------------   -----------------  ------------- -------------   --------------   --------------
John T. Casey                 700,000(1)           35.1%           10.50        9/24/07         4,622,376     11,714,007

Merrick H. Reese, M.D.        100,000(1)            5.0%           10.50        9/24/07           660,339      1,673,430

Joseph S. Bailes, M.D.         35,000(1)                            8.25        5/21/07           181,593        460,193
                              125,000(1)                           10.50        9/24/07           825,424      2,091,787
                          -----------
                              160,000               8.0%

George P. McGinn, Jr.          40,000(1)                            8.25        5/21/07           207,535        525,935
                               90,000(1)                           10.50        9/24/07           594,305      1,506,087
                          -----------
                              130,000               6.5%

Michael N. Murdock            150,000(2)                           7.625         6/2/07           719,298      1,822,843
                              100,000(1)                           10.50        9/24/07           660,339      1,673,430
                          -----------
                              250,000              12.5%

Pam J. Burgess                 50,000(1)            2.5%           10.50        9/24/07(3)        330,170        836,715


-------------------------
(1) The option vests and becomes exercisable ratably over four years from the date of grant.
(2) The option vests and becomes exercisable ratably over five years from the date of grant.
(3) The option expired in accordance with its terms upon Ms. Burgess's resignation.


AGGREGATED YEAR-END OPTION VALUE TABLE

     The following table provides information as to options exercised by the Named Executive Officers during 1997 and options issued by the Company that were held by the Named Executive Officers as of December 31, 1997. None of the Named Executive Officers has held or exercised SARs.



                                                                                                            Value of Unexercised
                                                                          Number of Securities                  In-the-Money
                                                                    Underlying Unexercised Options at     Options at December 31,
                                                                          December 31, 1997(#)                   1997($)(1)
                            Shares Acquired                         --------------------------------- -----------------------------
          Name               on Exercise(#)     Value Realized($)    Exercisable    Unexercisable     Exercisable    Unexercisable
-------------------------   -----------------   -----------------   -------------- ----------------- -------------  --------------
John T. Casey                      --                  --                 --           700,000            --               --
Merrick H. Reese, M.D.           25,488              207,600            80,000         180,000           53,750          53,750
Joseph S. Bailes, M.D.             --                  --               65,488         200,000          217,257          87,813
George P. McGinn, Jr.              --                  --               60,000         190,000          232,470         319,970
Michael N. Murdock                 --                  --                 --           250,000            --            421,875
Pam J. Burgess                     --                  --               28,000           --             108,486            --

----------------------
(1) The aggregate dollar value of the unexercised options held at fiscal year end are calculated as the difference between the fair market value of the Common Stock on December 31, 1997 ($10.44 per share as reported on the Nasdaq Stock Market (the "Nasdaq Stock Market")) and the exercise price of the stock options (ranging from $2.36 per share to $17.75 per share).

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company do not receive additional compensation for serving as a director of the Company. Non-employee directors of the Company are entitled to a retainer equal to $1,000 per quarter; $1,000 for each board meeting attended in person; $500 for each board meeting in which the director participates by telephone; and $500 for each committee meeting attended in person. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings. In addition, non-employee directors participate in the Company's 1994 Stock Option Plan for Outside Directors (the "Director Option Plan"). In accordance with the terms of the Director Option Plan, each outside director receives an option to purchase 38,232 shares of Common Stock upon his or her initial election to the Board of Directors and annual grants of options to purchase 5,096 shares upon his or her re-election to the Board of Directors. Options issued under the Director Option Plan have an exercise price per share equal to the closing price of the Common Stock on the Nasdaq Stock Market on the day prior to the date of grant and become exercisable in full on the first anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of its executive officers except Dr. Reese. Generally, the employment agreements establish the executive's base salary and contain a noncompetition agreement for a period of one year following termination. The employment agreement can be terminated at any time by the Company for "cause," as defined in the employment agreement, and by the employee upon 60 days written notice. Each agreement can also be terminated if the employee is disabled or unable to perform his or her assigned duties for a period of 90 consecutive days. In the event the employee is terminated by the Company without cause, or in the event that the employee terminates his or her employment within 180 days of a "change of control," the Company will continue to pay the employee a salary for the duration of the agreement. A "change of control" occurs for purposes of the employment agreements if (i) a person, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, a wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries, or TOPA becomes the beneficial owner of the Company's securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); (ii) if a cash tender or exchange offer, merger, or other business combination, sale of all or substantially all of the assets of the Company, or other capital reorganization results in the transfer or exchange of more than 25% of the voting shares of the Company; or (iii) if the Company sells all or substantially all of its assets to another entity that is not a subsidiary of the Company. The term of each employment agreement will automatically be extended for a period of two years upon a "change of control."

SEVERANCE AGREEMENT

         Effective as of October 31, 1997, Ms. Burgess resigned as Executive Vice President and Chief Operating Officer of the Company. Pursuant to the terms of a Severance Agreement between Ms. Burgess and the Company, the Company will pay Ms. Burgess $205,000, less all applicable withholding and employment taxes. The payments commenced on November 14, 1997 and will be paid in equal bi-weekly installments in accordance with the Company's payroll schedule through October 31, 1998. In addition, the Company accelerated the vesting of stock options held by Ms. Burgess with respect to 14,000 shares of Common Stock. The Severance Agreement also provides for the continuation, at Ms. Burgess's option and at the Company's expense, of Ms. Burgess's health insurance benefits through March 1, 1998 and contains a noncompetition agreement for a period of one year following Ms. Burgess's resignation.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee. The Compensation Committee is currently composed of Ms. Brinker and Messrs. Daly and Powell, none of whom at any time has been an officer or employee of the Company. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Compensation Committee administers the awards of stock options pursuant to the Employee Option Plan and administers the Company's 401(k) plan.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS FOR 1997

         The objectives of the Company's executive compensation program are to
(i) attract, motivate, and retain key executives responsible for the success of the Company; (ii) reward key executives based on corporate and individual performance; and (iii) provide incentives designed to maximize shareholder value. The three primary components of the executive officer compensation program are base salaries, annual cash bonuses, and equity awards in the form of stock options.

         The base salary of each of the Company's executive officers, other than Dr. Reese, is established pursuant to an employment agreement that has been approved by the Compensation Committee. Base salaries are reviewed annually by the Compensation Committee and may be increased, but not decreased, in the Committee's discretion. Dr. Reese's base salary is established by the Compensation Committee. For 1997, the salary of one of the executive officers was increased by 6.5%. None of the other executive officers received salary increases in 1997.

         Each executive is entitled to receive such bonuses or other incentive compensation as the Compensation Committee determines in its sole discretion. The Compensation Committee establishes a minimum earnings per share target for purposes of establishing whether bonuses will be paid to certain of the Company's executive officers, including the Chief Executive Officer. For 1997, upon achievement of such targets, bonuses would have been paid to such executives in amounts determined in the subjective discretion of the Compensation Committee based, in part, on such executives' leadership, teamwork, and relationships with contracting physicians. Because the Company did not meet the earnings per share targets established by the Compensation Committee for the last two years, no bonuses were paid to the National Executive Officers in 1997 for services rendered in 1996, and no bonuses will be paid in 1998 for services rendered in 1997. The Compensation Committee has approved a bonus program for 1998 whereby bonuses of up to a maximum of 50% of the base salary of certain executive officers will be paid based upon the attainment of an earnings per share target. In the event the earnings per share target is met, such executive officers would receive a bonus equal to 25% of his base salary, with an additional bonus of up to 25% of the executive officer's base salary to be paid in the discretion of the Compensation Committee.

         In order to align the long-term interests of executive officers with those of shareholders, the Compensation Committee, in its subjective discretion, from time to time considers the award of stock options. The terms of these options, including the sizes of the grants, are determined by the Compensation Committee based on its subjective judgment and without regard to any specific performance criteria. Awards of stock options to executive officers have been historically at then-current market prices and with periodic vesting over four or five years.

CEO COMPENSATION

         In evaluating the compensation of Dr. Reese, the Company's Chief Executive Officer from January 1997 until October 1997, the Compensation Committee utilized the same compensation policies applicable to executive officers in general. Dr. Reese did not receive an increase in his base salary in 1997. In addition, because the Company did not meet the earnings per target established by the Compensation Committee for the last two years, Dr. Reese did not receive a bonus in 1997 for services rendered in 1996 and will not receive a bonus in 1998 for services rendered in 1997.

         In October 1997, Mr. Casey was named Chief Executive Officer of the Company. The Compensation Committee set Mr. Casey's annual base salary at $350,000. In addition, Mr. Casey received a cash bonus of $50,000 and an option to purchase 700,000 shares of Common Stock at the then-current market price in connection with his initial employment with the Company. In evaluating Mr. Casey's compensation, the Compensation Committee considered the compensation level necessary to attract a highly qualified Chief Executive Officer.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the Company's Chief Executive Officer and four other most highly paid executive officers. Under the regulations, certain "performance based" compensation is not subject to the deduction limit. Grants of options pursuant to the Employee Option Plan should be considered "performance based." Other forms of compensation provided by the Company to its executives, however, are not excluded from such limit. Because the Company does not believe it is in any immediate danger of losing any deductions, no definitive determinations have been made by the Compensation Committee as to whether it will approve any compensation arrangements that will cause the $1.0 million limit to be exceeded in the future.

       NANCY G. BRINKER         ROBERT W. DALY           BOONE POWELL, JR.


                              CERTAIN TRANSACTIONS

TOPA TRANSACTIONS

         The Company and TOPA entered into an Amended and Restated Service Agreement (the "TOPA Service Agreement"), effective January 1, 1996. Pursuant to the TOPA Service Agreement, the Company provides TOPA with facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. During 1997, TOPA paid the Company an aggregate of approximately $230.9 million pursuant to the TOPA Service Agreement. Dr. Reese, a Director and Vice Chairman of the Company, is president and a director of TOPA. Dr. Bailes, a Director and Executive Vice President and National Medical Director of the Company, is employed by TOPA. TOPA beneficially owns approximately 18.6% of the outstanding Common Stock.

         During 1997, the Company advanced approximately $5.3 million to TOPA for working capital purposes, including amounts used by TOPA for the development of new markets and physician salaries and bonuses. At December 31, 1997, TOPA was indebted to the Company in the aggregate amount of $13.9 million, which was the largest amount of indebtedness of TOPA to the Company during 1997. The advances bear interest at a rate negotiated by the Company and TOPA that approximates the prime lending rate (8.50% at December 31, 1997).

         In May 1997, the Company and TOPA entered into a Practice Development Agreement whereby TOPA agreed to develop an integrated outpatient oncology practice in Wichita Falls, Texas. The practice, which will consist of three medical oncologists and one radiation oncologist, will be completed by January 1, 2000. In consideration of TOPA developing this practice, the Company agreed to pay TOPA an aggregate of $1.7 million upon the attainment of certain development targets. Of this amount, $550,000 was paid in 1997. The Company may enter into additional practice development agreements with TOPA during 1998.

BUMC LEASE

         The Company leases certain facilities on the BUMC hospital campus in Dallas, Texas from an affiliate of BUMC (the "BUMC Lease"). Mr. Powell, a Director of the Company, is president and chief executive officer of BUMC. Rent is payable monthly on the basis of square footage subject to the BUMC Lease. The primary term of the BUMC Lease expires December 31, 2005 and the Company has two five-year renewal options. At December 31, 1997, the Company leased approximately 105,000 square feet from BUMC pursuant to the BUMC Lease. During 1997, total rental payments by the Company to BUMC pursuant to the BUMC Lease were approximately $1.9 million. In connection with the BUMC Lease, the Company contracts with BUMC to provide certain services, including telecommunications and maintenance of common areas. During 1997, the Company paid BUMC an aggregate of $700,000 for these services.

MINNESOTA ONCOLOGY TRANSACTIONS

         The Company and Minnesota Oncology entered into a Service Agreement (the "Minnesota Service Agreement") effective July 1, 1996. Dr. Schwartz, a nominee to be a director of the Company, is president and medical director of Minnesota Oncology. Pursuant to the Minnesota Service Agreement, the Company provides Minnesota Oncology with offices, facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. During 1997, Minnesota Oncology paid the Company an aggregate of approximately $27.1 million pursuant to the Minnesota Service Agreement.

         As part of the consideration for Minnesota Oncology entering into the Minnesota Service Agreement, the Company is required to make quarterly payments of $463,996 to Minnesota Oncology through July 1, 2000. During 1997, the Company paid Minnesota Oncology an aggregate of $1,855,984 pursuant to such quarterly payments. In addition, the Company is required to issue a prescribed number of shares of Common Stock to Minnesota Oncology on July 1 of each year through July 1, 2001. During 1997, the Company issued 59,893 shares of Common Stock to Minnesota Oncology pursuant to such yearly issuances.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative returns of $100 invested on November 23, 1994 (the date of the Company's initial public offering) in (a) the Company; (b) the CRSP Index for the Nasdaq Stock Market (the "Nasdaq U.S. Companies"); and (c) the CRSP Index for Nasdaq Health Stocks (the "Nasdaq Health Services"), assuming reinvestment of all dividends.



                                   11/23/94*  12/94    12/95    12/96     12/97
Physician Reliance Network, Inc.     $100     $118     $245      $95      $129

Nasdaq U.S. Companies                $100     $102     $145     $178      $218

Nasdaq Health Services               $100      $99     $126     $126      $128



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, the Company's executive officers, and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during 1997 its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements, except that TOPA filed four late reports relating to an aggregate of eleven transactions.

PROPOSAL TWO - AMENDMENT TO EMPLOYEE OPTION PLAN

INTRODUCTION

         The Employee Option Plan was originally adopted by the Company's shareholders in September 1994 and was amended by the Company's shareholders on May 8, 1996. The Employee Option Plan currently authorizes 3,274,402 shares of Common Stock for issuance. The Board of Directors has reviewed the Company's stock-based incentive compensation arrangements and concluded, particularly because of the awards made in 1997 as an inducement to the employment of new executive officers, that the Employee Option Plan does not currently authorize a sufficient number of shares to provide flexibility with respect to stock-based compensation or to establish appropriate long-term incentives to achieve the Company's objectives.

         As of the date hereof, options to purchase an aggregate of 2,717,538 shares are outstanding under the Employee Option Plan and options to purchase an aggregate of 412,660 shares have been exercised. Accordingly, 144,204 shares of Common Stock are available for issuance under the Employee Option Plan. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to implement long range goals and expansion plans through stock-based compensation strategies that will attract and retain those employees who are important to the long-term success of the Company, the Board of Directors has proposed the adoption of an amendment to the Employee Option Plan to increase the number of shares of Common Stock authorized for issuance under the Employee Option Plan to 5,000,000 shares, an increase by 1,725,598 shares, or approximately 3.4% of the shares of Common Stock outstanding on April 6, 1998.

SUMMARY OF MATERIAL PROVISIONS OF THE EMPLOYEE OPTION PLAN, AS AMENDED

         If approved by shareholders, the amendment will become effective as of May 12, 1998, the date of the Annual Meeting. The proposed amendment would increase the number of shares reserved and authorized for issuance under the Employee Option Plan to 5,000,000 shares, an increase by 1,725,598 shares.

         The following is a summary of the material provisions of the Employee Option Plan, as proposed to be amended, and is qualified in its entirety by reference to the proposed amendment and the text of the Employee Option Plan, copies of which may be obtained by contacting George P. McGinn, Jr., Executive Vice President, General Counsel, and Secretary, Physician Reliance Network, Inc., Two Lincoln Centre, Suite 900, 5420 LBJ Freeway, Dallas, Texas 75240 (972/392-8700).

         The primary purpose of the Employee Option Plan is to provide incentives to employees that are directly linked to the price of the Common Stock. The Employee Option Plan provides for the participation by employees of the Company and its subsidiaries. The Compensation Committee is responsible for determining which employees participate in the Employee Option Plan and for making grants thereunder. The Employee Option Plan permits the granting of both incentive and nonqualified stock options.

         The total number of shares of Common Stock available for issuance under the Employee Option Plan is 5,000,000, of which 2,717,538 shares had been reserved for issuance pursuant to outstanding options and options to purchase an aggregate of 412,660 shares have been exercised as of March 25, 1998. Shares of Common Stock subject to options that expire unexercised or are forfeited again become available for issuance under the Employee Option Plan. No person is eligible to receive pursuant to the Employee Option Plan options entitling the recipient to purchase in excess of 200,000 shares of Common Stock during any one-year period (unless the exercisability of options is accelerated in accordance with the other provisions of the Employee Option Plan).

         The exercise price for any incentive stock option must be no less than the fair market value of the Common Stock, and for a nonqualified stock option must be no less than 85% of the fair market value of the Common Stock, on the date the option is granted. The Compensation Committee may determine when and in what amounts options become exercisable and the terms of options need not be the same for all optionees. The price payable upon exercise of an option granted under the Employee Option Plan may be satisfied either with cash or unrestricted shares of Common Stock or both.

         In general, in the event an optionee's employment is terminated for reasons other than death, disability, or retirement, all unexercised options will immediately terminate. In the event of the death of the optionee, the optionee's heirs may exercise the option, in whole or in part, at any time within 12 months of the optionee's death. In the event the optionee's employment is terminated because of disability or retirement, the option is exercisable, generally, within three months of such event. Options granted under the Employee Option Plan are nontransferable, other than by will or the laws of descent and distribution, and in no event are exercisable later than ten years after the date of grant.

         The Employee Option Plan further provides for the acceleration of the exercisability of an outstanding option in the event of (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a merger or share exchange in which the Company is not the surviving corporation; or (iv) any other capital reorganization in which more than 50% of the voting shares of the Company are exchanged.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTION GRANTS

         The following is a brief summary of the Federal income tax aspects of option awards made under the Employee Option Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will result in taxable income to the employee. The tax treatment on the sale of the Common Stock acquired upon exercise of an incentive stock option depends on whether the holding period requirement is satisfied. The holding period requirement is met if the disposition by the employee occurs (i) at least two years after the date of grant of the option; (ii) at least one year after the date the shares were transferred to the employee; and (iii) while the employee remains employed by the Company or not more than three months after his or her termination of employment (or not more than one year in the case of a disabled employee). In the case of a deceased employee, the incentive stock option may be exercised by the deceased employee's legal representative provided the deceased employee had satisfied the holding period requirement at the time of his or her death. The Employee Option Plan limits, however, the right of the legal representative of any deceased employee to exercise an option to twelve months following death. If the holding period is satisfied, the excess of the amount realized upon sale of the Common Stock over the price paid for these shares will be treated as a capital gain, provided the stock qualifies as a capital asset in the hands of the employee. If the employee disposes of the Common Stock before the expiration of the holding period (a "disqualifying disposition"), the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income to the employee at the time of disposition, and the Company will be entitled to a corresponding deduction. The balance of the gain, if any, will be a capital gain for the employee. Any capital gain realized by the employee will be a long-term capital gain if the employee's holding period for the Common Stock at the time of disposition is more than eighteen months, a mid-term capital gain if the employee's holding period is more than one year but less than eighteen months, and a short-term capital gain if the employee's holding period is less than one year.

         Although the exercise of an incentive stock option will not result in taxable income to the employee, the excess of the fair market value of the shares on the date of exercise over the exercise price will be included in the employee's "alternative minimum taxable income" under Section 56 of the Code. This inclusion might subject the employee to, or increase his or her liability for, the alternative minimum tax under Section 55 of the Code.

         Nonqualified Stock Options. There will be no federal income tax consequences to the Company or to the grantee upon the grant of a nonqualified stock option. Except as noted below, however, upon exercise of the nonqualified stock option the grantee will realize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. The company will generally be entitled to a tax deduction at such time and in the same amount that the employee realizes ordinary income. If the Common Stock so acquired is later sold or exchanged, the difference between the sales price and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term, mid-term, or short-term capital gain or loss depending upon whether the Common Stock qualifies as a capital asset in the hands of the employee and how long it has been held after such date.

         Exercise with Shares. A grantee who pays the exercise price upon exercise of an incentive stock option or nonqualified stock option, in whole or in part, by delivering shares of the Company's stock already owned by him or her will realize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. Shares acquired upon exercise which are equal in number to the shares surrendered will have a basis equal to the basis of the shares surrendered, and (except as noted below with respect to disqualifying dispositions) the holding period of such shares will include the holding period of the shares surrendered. In the case of a nonqualified stock option, the basis of additional shares received upon exercise of the nonqualified stock option will be equal to the fair market value of such shares on the date of exercise, and the holding period for such additional shares will commence on the date the option is exercised. In the case of an incentive stock option, the basis of the additional shares received will be zero, and the holding period for such shares will commence on the date of the exchange. If any of the shares received upon exercise of the incentive stock option are disposed of within two years of the date of grant of the incentive stock option or within one year after exercise, the shares with the lowest basis (i.e., zero basis) will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as previously discussed above.

         The Employee Option Plan is not intended to be a "qualified plan" under
Section 401(a) of the Code.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING, AND THAT VOTE FOR OR AGAINST OR EXPRESSLY ABSTAIN WITH RESPECT TO THE VOTE, IS REQUIRED TO APPROVE THE AMENDMENT TO THE EMPLOYEE OPTION PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO.

                         PERSONS MAKING THE SOLICITATION

         The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or telecopy. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Stock.

                              REVOCABILITY OF PROXY

         Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Any shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no such revocation will be effective unless and until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

                            METHOD OF COUNTING VOTES

         Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Abstentions and non-votes will not be considered in the election of directors. Abstentions will be counted as votes against the proposed amendment to the Employee Option Plan; non-votes, however, will not be considered in the vote.

                            PROPOSALS OF SHAREHOLDERS

         A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company's Annual Meeting of Shareholders in 1999 and received at the Company's executive offices no later than December 14, 1998 will be included in the Company's Proxy Statement and form of proxy relating to such Annual Meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has selected Arthur Andersen LLP to serve as independent auditors for the current fiscal year. Such firm has served as the independent auditors for the Company and its predecessor entities since January 1992. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                              FINANCIAL STATEMENTS

         A copy of the Company's 1997 Annual Report containing audited financial statements for 1997 accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.


April 13, 1998

                                                                    APPENDIX A

                            PROPOSED AMENDMENT TO THE
                             1993 STOCK OPTION PLAN


         The first paragraph of Section 4 is hereby amended and restated in its entirety as follows:

         "4. The Stock. The stock subject to the options and other provisions of the Plan shall be shares of the Company's authorized and unissued Common Stock, or reacquired Common Stock held in the treasury. The total number of shares of Common Stock that may be transferred pursuant to the exercise of stock options under the Plan shall not exceed in the aggregate 5,000,000 shares; provided, that no person shall be eligible to receive pursuant to the Plan options entitling such person to purchase in excess of 200,000 shares of Common Stock during any one-year period (unless the exercisability of options is accelerated in accordance with the other provisions of the Plan). Shares subject to options which terminate or expire prior to exercise shall be available for further option hereunder."

                                                                    Appendix B

PROXY                PHYSICIAN RELIANCE NETWORK, INC.                    PROXY

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF PHYSICIAN RELIANCE NETWORK, INC. (THE "COMPANY") TO BE HELD ON
                                 MAY 12, 1998

The undersigned hereby appoints John T. Casey and George P. McGinn, Jr., and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Physician Reliance Network, Inc. to be held at the Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas, on Tuesday, May 12, 1998 at 9:00 a.m., local time, and any adjournments thereof.

YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

         [  ]  Check here for address change.

               New Address: ________________________________

               _____________________________________________

               _____________________________________________

            (Please date and sign this proxy on the reverse side.)


                       PHYSICIAN RELIANCE NETWORK, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1.  Election of Directors--
    Nominees: John T. Casey, Merrick H. Reese, Joseph S. Bailes, Nancy G. Brinker, Robert W. Daly, Boone Powell, Jr., J. Taylor Crandall, Terrence J. Mulligan, and Burton S. Schwartz

    FOR [  ]         WITHHOLD [  ]          FOR ALL [  ]
                                            (Except Nominee(s) written below)

                                            _________________________________

2.  Proposed amendment to the Company's 1993 Stock Option Plan.

3. In their discretion on any other matter that may properly come before said meeting or any adjournments thereof.

                                    PLEASE SIGN HERE AND RETURN PROMPTLY

                                    Dated: ______________________, 1998

                                    Signature(s) ___________________________

                                    ________________________________________
                                    Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.